Exhibit 99.1

                 FACTORY 2-U STORES, INC. ANNOUNCES APRIL SALES


         SAN DIEGO, CA, May 7, 2003 - FACTORY 2-U STORES, INC. (Nasdaq: FTUS) today announced that sales for the four-week period ended May 3, 2003 were $35.2 million, an increase of 2.1% over sales of $34.5 million for the four-week period ended May 4, 2002. Comparable store sales for the four-week period ended May 3, 2003 increased 3.7% versus a decrease of 17.9% for the same period last year. For the four-week period ended May 3, 2003, the Company temporarily closed 1 store in Arizona.

         Sales for the thirteen weeks ended May 3, 2003 totaled $104.3 million compared to $117.0 million for the thirteen-week period ended May 4, 2002, a decrease of 10.8%. Comparable store sales for the thirteen-week period ended May 3, 2003 decreased 7.4% versus a decrease of 11.8% for the same period last year. For the thirteen weeks ended May 3, 2003, the Company opened 1 new store and closed 3 stores: two permanent and one temporary closure.

         Bill Fields, Chairman and Chief Executive Officer, commented, "Comparable store sales increased as a result of an improved in-store inventory position and the calendar shift of pre-Easter sales from March to April. Transaction counts increased while our average purchase size declined during the April sales period. Our Home business performed the best with positive comparable sales in the high teens, followed by our Children's category with positive low single-digit comparable sales. Geographically, our best performing areas were Dallas, Houston, and San Antonio, TX and San Diego, CA with positive comparable store sales ranging from the mid teens to low thirties. Washington, Oregon and parts of central California were our worse performing areas with negative mid single-digit comparable store sales."

         Mr. Fields continued, "As we begin our second quarter, we do so with a significantly improved inventory position, increased credit support from our suppliers and a more stable flow of merchandise. With these improvements we are in a much better position to execute our strategy of improving our value statement in terms of price, assortment and in-store execution."

         We will provide a mid-month sales update for May on May 19, 2003 at 5:00 P.M. Eastern Standard Time. Those interested can access this update message at 1-888-201-9603. This message will remain available until June 23, 2003. We will release our May sales results on June 4, 2003 after the market closes, or approximately 4:00 P.M. Eastern Standard Time.

         We expect to release our first quarter operating results on May 14, 2003 after the market closes, or approximately 4:00 P.M. Eastern Standard Time. We will host a real-time webcast presentation and live conference call to discuss our first quarter operating results and expectations for second quarter sales and operating results, the same day at 5:00 P.M. Eastern Standard Time. To participate in the call, dial 1-800-843-7949 five minutes before the call or access the Internet at www.factory2-u.com. All shareholders and other interested parties are encouraged to participate. A replay of the call will remain available for 48 hours by telephone or on the Internet through May 28, 2003. You may also obtain a transcript of the call by contacting Kehoe, White & Co., Inc. at 1-562-437-0655.


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         FACTORY 2-U STORES, INC. operates 242 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company operates 31 stores in Arizona, 2 stores in Arkansas, 64 stores in southern California, 63 stores in northern California, 1 store in Idaho, 8 stores in Nevada, 9 stores in New Mexico, 1 store in Oklahoma, 15 stores in Oregon, 34 stores in Texas, and 14 stores in Washington.

         Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.

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